Exhibit 4.1

First Amendment to Warrant Certificate

This First Amendment to Warrant Certificate, dated as of May 12, 2025 (this “Amendment”), is entered into by and among Biodesix, Inc. a Delaware corporation (the “Company”) and Perceptive Credit Holdings IV, LP, a Delaware limited partnership (the “Holder”).

Recitals

Whereas, the Company issued to the Holder that certain Warrant Certificate, dated as of May 10, 2023, as amended by this Amendment (the “Warrant”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Warrant.

Whereas, following that certain Fifth Amendment to Credit Agreement and Guaranty, dated as of February 28, 2025, by and among the Company, as borrower, the lenders party thereto, and Holder, as administrative agent for the lenders, the Company and the Holder have agreed to amend certain provisions of the Warrant.

Whereas, the Company and the Holder are willing to make such amendments to the Warrant as are further described herein, in accordance with and subject to the terms and conditions of this Amendment.

Now, Therefore, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1
Amendment to Warrant.
1.1
The definition of “Exercise Price” set forth in Section 1 of the Warrant is hereby amended to state in its entirety to read as follows:

“Exercise Price” means $0.4191.

2
Effect of Amendment. On and after the date hereof, each reference in the Warrant to “this Warrant”, “hereunder”, “hereof”, “herein” or words of like import referring to the Warrant, shall mean and be a reference to the Warrant after giving effect to this Amendment. Except as specifically set forth in this Amendment, the Warrant remains in full force and effect and is hereby ratified and confirmed.
3
Governing Law. This Amendment, and all questions concerning the construction, validity, enforcement and interpretation of the Amendment, shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.

Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile, DocuSign or a scanned copy by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

Binding Effect. This Amendment will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto.

Incorporation By Reference. The provisions set forth in Sections 23 (Submission to Jurisdiction) and 24 (Waiver of Jury Trial) of the Warrant shall apply to this Amendment in all respects.

[Remainder of page intentionally left blank; signatures on following pages]

2

IN WITNESS WHEREOF, the Company and Holder have duly executed this Amendment as of the date first written above.

COMPANY: BIODESIX, INC., a Delaware corporation

Date: May 13, 2025	By:	/s/ Robin Harper Cowie
Robin Harper Cowie
Chief Financial Officer

HOLDER: PERCEPTIVE CREDIT HOLDINGS IV, LP,

a Delaware limited partnership

By: Perceptive Credit Opportunities GP, LLC, its general partner

Date: May 13, 2025	By:	/s/ Sandeep Dixit
Sandeep Dixit
Chief Credit Officer

Date: May 13, 2025	By:	/s/ Sam Chawla
Sam Chawla
Portfolio Manager

[Signature Page to First Amendment to Warrant]